Exhibit 4.9

DATED 2 August 2006

RENESOLA LIMITED

- and -

HANSON WESTHOUSE LLP

- and -

DIVERSO MANAGEMENT LIMITED

LOCK-IN DEED

STEPTOE & JOHNSON

99 Gresham Street

London EC2V 7NG

Tel: +44 20 7367 8000

Fax: +44 20 7367 8001

THIS DEED is made the 2 nd day of August 2006

BETWEEN:

(1)	RENESOLA LIMITED (a company incorporated in the British Virgin Islands under the BVI Act with registered number 1016246) whose registered office is at Craigmuir Chambers, Road Town, Tortola, British Virgin Islands (“Company”);

(2)	HANSON WESTHOUSE LLP (a limited liability partnership registered in England under number OC305445) whose registered office is at One Angel Court, London EC2R 7HJ (“Westhouse”); and

(3)	DIVERSO MANAGEMENT LIMITED (a company incorporated in Hong Kong Special Administrative Region with registered number 1020133) whose registered office address is at Suite 2205, 22/F Kinwick Center, 32 Hollywood Road, Central Hong Kong (“Diverso”).

WHEREAS:

(A)	The Company has authorised Westhouse to make application to the London Stock Exchange for the Existing Shares and the Placing Shares to be admitted to trading on AIM and in that connection the Company and Westhouse have entered into the Placing Agreement (as defined below).

(B)	Pursuant to the SPA (as defined below) Diverso acquired 1,000 Shares (as defined below).

(C)	The parties now wish to enter into this Deed in order to regulate the manner in which Diverso may deal with any Shares held by it.

NOW THIS DEED WITNESSES as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Save as set out in clause 1.2 in this Deed words and expressions shall have the same meaning as set out in the Placing Agreement (as defined below).

1.2	In this Deed (except where the context otherwise requires):

“BVI Act”	means the BVI Business Companies Act 2004 (as amended) of the British Virgin Islands;

“Connected Person”	means a person who shall be deemed to be connected with another if that person is connected with such other person within the meaning of section 839 of the Income and Corporation Taxes Act 1988 or section 346 of the Companies Act 1985;

“Dealing Day”	means any day on which the London Stock Exchange is open for business for the trading of securities on AIM;

“Disposal”	includes any sale, grant of options over, transfer, charge, pledge, or other disposal or agreement to dispose of any Shares and “dispose” shall be construed accordingly;

“Initial IPO”	means in relation to the Company the first admission of its shares to trading on AIM and the offering of its shares for the first time in accordance with the Admission Document, the Placing Agreement, the Independent Subscription Agreements and all other documents referred to therein or ancillary thereto;

“IPO Shares”	means such number of Shares purchased by Diverso pursuant to the Initial IPO having an aggregate subscription price of up to USD $4,617,640.50;

“Locked-In Shares”	has that meaning set out in clauses 2.1.2 and 2.3.2;

“Placing Agreement”	means the placing agreement entered into on the same date as this Deed between the Company (1) Westhouse (2) and the Directors (3);

“Restricted Period”	means the period from the date of Admission up to and including the date falling six (6) months from that date;

“Semi-Restricted Period”	means the period from the expiry of the Restricted Period up to and including the date falling six (6) months from that date;

“Shares”	means any shares in the capital of the Company;

“SPA”	means the share purchase agreement dated 31 May 2006 entered into between Li Xian Shou and Wu Yan Cai (1) and Diverso (2) in respect of the sale of certain Shares to Diverso; and

“Specified Price”	has that meaning set out in clauses 2.1.2 and 2.3.2.

1.3	In this Deed (except where the context otherwise requires):

(a)	any reference to a clause or Schedule is to the relevant clause or Schedule of or to this Deed and any reference to a paragraph is to the relevant paragraph of the clause or Schedule in which it appears;

(b)	the clause headings are included for convenience only and shall not affect the interpretation of this Deed;

(c)	use of the singular includes the plural and vice versa;

(d)	use of any gender includes the other genders;

(e)	any reference to “persons” includes natural persons, firms, partnerships, companies, corporations, associations, organisations, governments, states, foundations and trusts (in each case whether or not having separate legal personality);

(f)	the word “subsidiary” has the meaning given to it by section 736 of the Companies Act 1985;

(g)	any reference to a statute, statutory provision or subordinate legislation shall (except where the context otherwise requires) be construed as referring to:

(i)	such legislation as amended and in force from time to time and to any legislation which (either with or without modification) re-enacts, consolidates or enacts in rewritten form any such legislation; and

(ii)	any former legislation which it re-enacts, consolidates or enacts in rewritten form;

(h)	any reference to an English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than England, be deemed to include a reference to what most nearly approximates in that jurisdiction to the English legal term;

(i)	any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

(j)	any reference to a “company” shall be construed so as to include any company, corporation or other body corporate, wherever and however incorporated or established; and

(k)	any reference to any other document is a reference to that other document as amended, varied, supplemented, or novated (in each case, other than in breach of the provisions of this Deed) at any time.

2.	LOCK-IN AND ORDERLY MARKET ARRANGEMENTS

2.1	Diverso hereby undertakes with the Company and Westhouse that, except as provided in clauses 2.2 and 2.3 or unless and to the extent that Westhouse (in its sole discretion) waives the restrictions contained in this clause 2.1 it will not (and will procure so far as it is able that any Connected Person will not):

2.1.1	during the Restricted Period effect any Disposal (other than by way of Diverso granting a charge over any of its Shares or in respect of the IPO Shares) of its interest in:

(i)	all or any Shares which are beneficially owned by it or any Connected Person or which it or any Connected Person will otherwise hold or control (otherwise than as a trustee) on or immediately following Admission; and

(ii)	all or any Shares which are allotted, issued or transferred to it pursuant to any capital reorganisation (including, for the avoidance of doubt, by way of capitalisation of profits, share premium account or any capital or reserve account of the Company or by way of any consolidation or sub-division of share capital) or by way of rights or otherwise on or after Admission and before the end of the Restricted Period in respect of any Shares beneficially owned, held or controlled by it or any Connected Person; and

2.1.2	without the consent of Westhouse (such consent not to be unreasonably withheld or delayed) during the Semi-Restricted Period effect any Disposal (other than by way of Diverso granting a charge over any of its Shares) of its interest in:

(i)	all or any Shares which are beneficially owned by it or any Connected Person or which it or any Connected Person will otherwise hold or control (otherwise than as a trustee) on or immediately following the Restricted Period; and

(ii)	all or any Shares which are allotted, issued or transferred to it or any Connected Person pursuant to the exercise of any share option, any capital reorganisation (including, for the avoidance of doubt, by way of capitalisation of profits, share premium account or any capital or reserve account of the Company or by way of any consolidation or sub-division of share capital) or by way of rights or otherwise after the Restricted Period and before the end of the Semi-Restricted Period in respect of any Shares beneficially owned, held or controlled by it or any Connected Person;

and unless such Disposal is made through Westhouse (or the broker for the time being of the Company) or unless Westhouse (or such other broker as there may be for the time being of the Company) notifies Diverso in writing that such Disposal is approved through another broker. Westhouse acknowledges that its fees and commissions for brokering a Disposal under this clause 2.1.2 shall be reasonably competitive in the circumstances and it will use its reasonable endeavours to obtain a competitive sale price in respect of any such Disposal. If Diverso wishes to effect any such Disposal then, in the case of a sale or transfer of Shares, Diverso shall instruct Westhouse to arrange for the sale or transfer of such Shares (the “Locked-In Shares”) at not less than the minimum price which it requests for the Locked-In Shares (the “Specified Price”). If Westhouse fails to arrange for the sale or transfer of the Locked-In Shares at a price not less than the Specified Price within five Dealing Days of being instructed to do so and otherwise in accordance with usual market procedures and terms of sale (including commission) then Diverso shall be entitled to sell all or any of the Locked-In Shares otherwise than through Westhouse within a further five Dealing Days thereafter provided that the Locked-In Shares are not sold at a price less than the Specified Price.

2.2	The parties agree that the restrictions contained in clause 2.1.1 shall not apply to any of the following:

2.2.1	any Disposal pursuant to a court order made by a court of competent jurisdiction;

2.2.3	an acceptance of a general offer for the ordinary share capital of the Company or the provision of an irrevocable undertaking to accept such an offer.

2.3	Any Disposal permitted pursuant to the provisions of clause 2.2 shall be subject to the following provisions:

2.3.1	any Disposal shall be notified in advance to the Company and Westhouse in writing at least five Business Days prior to the entry into of any agreement or undertaking relating to the same; and

2.3.2	if Diverso wishes or is required to make a Disposal pursuant to clause 2.2 it shall (i) notify the Company and Westhouse in advance (in accordance with clause 2.3.1) of its intention to effect such a Disposal and (ii) in the case of a sale or transfer of Shares, instruct Westhouse to arrange for the sale or transfer of such Shares (the “Locked-In Shares”) at not less than the minimum price which it requests for the Locked-In Shares (the “Specified Price”) and if Westhouse fails to arrange for the sale or transfer of the Locked-In Shares at a price not less than the Specified Price within five Dealing Days of being instructed to do so and otherwise in accordance with usual market procedures and terms of sale (including commission) then Diverso shall be entitled to sell all or any of the Locked-In Shares otherwise than through Westhouse within a further five Dealing Days thereafter provided that the Locked-In Shares are not sold at a price less than the Specified Price;

subject always to the Company and Westhouse having the right, at their reasonable discretion, to waive the notice period under clause 2.3.1.

3.	CONFIDENTIALITY

Each party undertakes to each other party that it will not at any time hereafter use, divulge or communicate to any person, except to its professional representatives or advisers or as may be required by law or any legal or regulatory authority, any confidential information concerning the business or affairs of each other party or of any member of the group of companies to which the other party belongs which may have or may in future come to its knowledge and each of the parties shall use its reasonable endeavours to prevent the publication or disclosure of any confidential information concerning such matters.

4.	WAIVER AND REMEDIES

The failure to exercise or delay in exercising a right or remedy provided by this Deed or by law does not constitute a waiver of the right or remedy or a waiver of other rights or remedies. A waiver of a breach of any of the terms of this Deed or of a default under this Deed does not constitute a waiver of any other breach or default and shall not affect the other terms of this Deed. A waiver of a breach of any of the terms of this Deed or of a default under this Deed will not prevent a party from subsequently requiring compliance with the waived obligation. The rights and remedies provided by this Deed are cumulative and (subject as otherwise provided in this Deed) are not exclusive of any rights or remedies provided by law.

5.	LANGUAGE

This Deed is drawn up in the English language. If this Deed is translated into another language, the English language text shall in any event prevail.

6.	TIME OF THE ESSENCE

Any time, date or period mentioned in this Deed may be extended by mutual agreement between the parties hereto but as regards any time, date or period originally fixed or any time, date or period so extended time shall be of the essence.

7.	ASSIGNMENT

The benefit of this Deed may not be assigned by any party without the prior written consent of each of the other parties (provided that Westhouse may assign its rights under this Deed to a subsidiary or parent company of Westhouse or to any other entity, whether new or existing, carrying on all or substantially all of the business of Westhouse following the reorganisation or transfer of the business and assets of Westhouse, without such consent), but subject thereto this Deed shall be binding upon and ensure for the benefit of the respective executors, administrators, heirs, successors and assignees of the parties

8.	COSTS AND EXPENSES

Save as provided in the Placing Agreement, each party shall pay its own costs relating to the negotiation, preparation, execution and implementation by it of this Deed and of each document referred to in it.

9.	VARIATION

No variation of this Deed shall be valid unless it is in writing and signed by or on behalf of each of the parties.

10.	SEVERANCE

10.1	If any provision of this Deed shall be found by any court or administrative body of competent jurisdiction to be invalid or unenforceable, such invalidity or unenforceability shall not affect the other provisions of this Deed which shall remain in full force and effect.

10.2	If any provision of this Deed is so found to be invalid or unenforceable but would be valid or enforceable if some part of the provision were deleted, the provision in question shall apply with such modification(s) as may be necessary to make it valid and enforceable.

11.	NOTICES

11.1	Any notices or other communication requiring to be given or served under or in connection with this Deed shall be in writing and shall be sufficiently given or served if delivered:

in the case of the Company to:

Address:	No. 8 Baoqun Road, YaoZhuang, Jiashan, Zhejiang 314117, PRC

Fax:	0086-573-4773063

Attention:	Li Xian Shou

with a copy to:

Address:	Pinsent Masons, Dashwood House, 69 Old Broad Street, London EC2M 1NR

Fax:	+44(0) 20 7418 7050

Attention:	Jon Harris or Sean Page

if to Westhouse:

Address:	12th Floor, 1 Angel Court, London EC2R 7HJ

Fax:	+44(0) 20 7796 4875

Attention:	Tim Feather

if to Diverso:

Address:	Garden Entrance, Lane 930, No. 7, Chang le Road, Shanghai, China

Fax:	0086-216-2484627

Attention:	Jonathan Glen or Stephen Edkins

or to the parties’ respective registered offices (if different) or as otherwise notified by them from time to time (in accordance with the provisions of this clause 11).

11.2	Any such notice shall be delivered by hand or sent by fax transmission or pre-paid first class post and, in the absence of evidence of earlier receipt, if delivered by fax shall conclusively be deemed to have been given or served at the time of printout of a transmission report showing that the correct number of pages has been sent without error and if sent by post shall conclusively be deemed to have been received 48 hours after the time of posting if posted in the United Kingdom to a United Kingdom address or, if posted in the United Kingdom to an non United Kingdom address (or outside the United Kingdom to a United Kingdom address), it shall conclusively be deemed to have been received 7 days after the date of posting.

12.	COUNTERPARTS

This Deed may be executed in any number of counterparts and by different parties on separate counterparts, each of which when so executed and delivered shall be an original, but all of the counterparts shall together constitute one and the same instrument.

13.	RIGHTS OF THIRD PARTIES (EXCLUSION)

No term of this Deed shall be enforceable under the Contracts (Rights of Third Parties) Act 1999 by a third party, but this does not affect any right or remedy of a third party which exists or is available apart from under that Act.

14.	GOVERNING LAW AND JURISDICTION

14.1	The construction, validity and performance of this Deed shall be governed by English Law and the parties irrevocably submit to the non-exclusive jurisdiction of the Courts of England.

14.2	Each of Diverso and the Company hereby agrees that process by which any proceedings are commenced in England and Wales may be served on them by being delivered to the Company’s Solicitors and each of Diverso and the Company hereby appoints the Company’s Solicitors as its agent for this purpose.

14.3	Nothing in this clause 14 affects the right of Westhouse to serve process in any other manner permitted by law.

This document has been executed as a deed on the date stated at the beginning of it.

EXECUTED as a DEED by	)
RENESOLA LIMITED	)
acting by one of its directors	)

Director:	/s/ Xianshou Li

EXECUTED as a DEED by		)
HANSON WESTHOUSE LLP		)
acting by /s/	, a member and	)
/s/	, a member	)

/s/
Member

/s/
Member

EXECUTED as a DEED by	)
DIVERSO MANAGEMENT LIMITED	)
acting by two directors	)

Director:	/s/

Director:	/s/